Exhibit 5.1

[LETTERHEAD OF BINGHAM McCUTCHEN LLP]

July 6, 2010

SLC Student Loan Receivables I, Inc.

750 Washington Boulevard, 9th Floor

Stamford, Connecticut 06901

Re:

SLC Student Loan Trust 2010-1 Student Loan Asset-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to The Student Loan Corporation (“SLC”) and SLC Student Loan Receivables I, Inc. (the “Depositor”) in connection with the sale by SLC Student Loan Trust 2010-1 (the “Trust”) and the purchase by Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated (the “Underwriters”) of the $855,000,000 aggregate principal amount of Student Loan Asset-Backed Notes, Class A (the “Notes”), pursuant to the terms of the underwriting agreement, dated as of July 1, 2010 (the “Underwriting Agreement”), among the Trust, SLC and the Representative, acting on behalf of itself and as representative of the other Underwriters.

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus supplement dated July 1, 2010 (the “Prospectus Supplement”).  In this opinion letter, the Prospectus Supplement and the related prospectus dated June 28, 2010 (the “Base Prospectus”), including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters (as defined herein) in confirming sales of the Notes, are together called the “Prospectus.”  The Trust was formed pursuant to a Trust Agreement, dated as of June 18, 2010, between the Depositor and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of July 6, 2010, between the same parties.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form S-3 (Registration No. 333-164557), as amended by Amendment No. 1 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of July 6, 2010 (the “Indenture”), among the Issuer, Citibank, N.A., as eligible lender trustee on behalf of the Trust, U.S. Bank National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), and Citibank, N.A., as indenture administrator (the “Indenture Administrator”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Trust in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)

the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)

the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by the Depositor, executed by the Owner Trustee on behalf of the Trust and authenticated by the Indenture Administrator in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP